Exhibit 21
VIAD CORP
(Delaware)
Active and Inactive (I) Subsidiaries and Affiliates* as of December 31, 2005

EXHIBITION AND EVENT SERVICES AND
EXHIBIT DESIGN AND FABRICATION SERVICES

EXG, Inc. (Delaware)
Giltspur Exhibits of Canada, Inc. (Ontario)
Exhibit Acquisition, Inc. (Pennsylvania)+
GES Exposition Services (Canada) Limited (Canada)
Exposervice Standard Inc. (Canada)
Clarkson-Conway Inc. (Canada)
GES EXPOSITION SERVICES, INC. (Nevada)
ESR Exposition Service, Inc. (New Jersey)
Expo Accessories, Inc. (New York)
Expo Display & Design, Inc. (New Jersey)
Shows Unlimited, Inc. (Nevada)
Tradeshow Convention Services Inc. (Washington)
David H. Gibson Company, Inc. (Texas)
Las Vegas Convention Service Co. (Nevada) (I)
Viad Holding GmbH (Germany)
Exhibitgroup/Giltspur France S.A.R.L. (France) (I)
Voblo Verwaltungs GmbH (Germany)

CORPORATE AND OTHER

Tri-State Investment Company (Delaware) (27%)
Viad Service Companies Limited (United Kingdom)
NRI Limited (United Kingdom) (I)
SDD Exhibitions Limited (United Kingdom) (I)#
VREC, Inc. (Delaware)

TRAVEL AND RECREATION SERVICES

Glacier Park, Inc. (Arizona) (80%)
Waterton Transport Company, Limited (Alberta)
Greyhound Canada Holdings, Inc. (Alberta)~~
Brewster Tours Inc. (Canada)
BREWSTER TRANSPORT COMPANY LIMITED (Alberta)
859371 Alberta Ltd. (Alberta)
Brewster Inc. (Alberta)

*	Parent-subsidiary or affiliate relationships are shown by marginal indentation. State, province or country of incorporation and ownership percentage are shown in parentheses following name, except that no ownership percentage appears for subsidiaries owned 100% (in the aggregate) by Viad Corp. List does not include companies in which the aggregate direct and indirect interest of Viad Corp is less than 20%.

+	Indicates company is in the process of being liquidated and dissolved

#	Indicates an exhibit design and fabrication services company

~~	Indicates a Corporate and Other Subsidiary